UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Advisory Board Company

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

July 26, 2013

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2013 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 5, 2013, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the ten nominees named in the accompanying proxy statement, to ratify the selection of the company’s independent registered public accounting firm for fiscal year 2014, and to approve amendments to the company’s 2009 stock incentive plan and approve the material terms for payment of performance-based compensation under the plan. You also will be asked to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement. These matters are discussed in detail in the accompanying proxy statement.

In addition to the specific matters to be acted upon, there will be a report on our company’s performance and an opportunity for stockholders to ask questions of general interest.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage-prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 5, 2013

The 2013 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on September 5, 2013, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following four proposals, which are further described in the accompanying proxy statement:

1.	to elect the ten nominees named in the proxy statement to our Board of Directors, each to serve for a term expiring at our 2014 annual meeting of stockholders or upon the election and qualification of a successor;

2.	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2014;

3.	to approve amendments to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan and the maximum term for stock option and stock appreciation rights awards, and to approve the material terms for payment of performance-based compensation under the plan as required by Section 162(m) of the Internal Revenue Code; and

4.	by an advisory vote, to approve the company’s named executive officer compensation as described in the accompanying proxy statement.

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 18, 2013, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report to stockholders for our 2013 fiscal year is enclosed with this notice.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or most of the other annual meeting proposals unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by completing, signing, and returning by mail a proxy card in the enclosed postage-prepaid envelope. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.

July 26, 2013

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information	1
Proxy Solicitation	1
Voting, Revocability of Proxies, and Voting Procedure	1
Vote Required	2
Recommendations of the Board of Directors	3
Admittance to Annual Meeting	3
Annual Report to Stockholders and Other Information	3
Proxy Solicitation Costs	3
Important Notice Regarding Delivery of Stockholder Documents	3
PROPOSAL NO. 1 Election of Directors	5
Director Nominees	5
PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2014	9
Fees	9
Audit and Non-Audit Service Pre-Approval Policy	10
Audit Committee Report	11
PROPOSAL NO. 3 Approval of 2009 Incentive Plan Amendments and Section 162(m) Material Terms for Payment of Performance-Based Compensation	12
Prior Stockholder Approvals	12
Why We Believe You Should Vote For This Proposal	12
Summary of Material Provisions of 2009 Incentive Plan	18
Equity Compensation Plan Information	25
Required Vote and Board of Directors’ Recommendation	25
PROPOSAL NO. 4 Advisory Vote on Approval of Named Executive Officer Compensation	26
Board Corporate Governance Matters	27
Director Independence	27
Board of Directors Meetings and Committees	27
Board Leadership Structure	29
Board’s Role in Risk Oversight	29
Compensation Committee Interlocks and Insider Participation	30
Consideration of Director Candidates	30
Board of Directors Compensation	30
Related Person Transactions	31
Corporate Governance Principles	32
Code of Ethics	32
Communications with the Board	32
Communications with the Audit Committee	32
Compensation Committee Report	33
Compensation Discussion and Analysis	33
Executive Summary	33
Oversight of Our Executive Compensation Program	34

2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on September 5, 2013

This proxy statement and our 2013 annual report to stockholders are available electronically on our website at www.advisory.com/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2013 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 5, 2013, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

On June 18, 2012, we completed a two-for-one split of our common stock, which doubled the number of our outstanding shares of common stock. All share numbers and per share information presented in this proxy statement for dates before June 18, 2012 have been retroactively adjusted to give effect to the share increase resulting from the stock split.

This proxy statement and the accompanying notice of annual meeting and proxy card are first being mailed to our stockholders on or about July 26, 2013.

Voting, Revocability of Proxies, and Voting Procedure

Record Date.    Only holders of record of our common stock at the close of business on July 18, 2013, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 35,798,247 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if the record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Voting by Stockholders of Record; Revocability of Proxies.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you may vote your shares by completing, dating, signing, and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares subject to the proxy are voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent for delivery at or before the taking of the vote at the annual meeting to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary.

Voting Instructions by Beneficial Owners; Attendance at Annual Meeting.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. Your nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. Please check your voting instruction card or contact your nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting. If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes.

As the beneficial owner of shares, you are invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Vote Required

Assuming a quorum is present at the annual meeting, election of the ten nominees to the Board of Directors in accordance with Proposal 1 will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast “for” or withheld with respect to any or all nominees. Neither votes to “withhold” nor broker non-votes will affect the outcome of the vote on this proposal.

Assuming a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2014 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. An abstention from voting on this proposal will not affect the outcome of the vote on this proposal.

Assuming a quorum is present at the annual meeting, approval of amendments to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan and the maximum term for stock option and stock appreciation rights awards, and approval of the material terms for payment of performance-based compensation under the plan as required by Section 162(m) of the Internal Revenue Code in accordance with Proposal 3 will require the affirmative vote of a majority of the votes cast at the annual meeting. Neither abstentions nor broker non-votes will affect the outcome of the vote on this proposal.

Assuming a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 4 will require the affirmative vote of a majority of the votes cast at the annual meeting. Neither abstentions nor broker non-votes will affect the outcome of the vote on this proposal.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors;

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2014;

•

FOR approval of amendments to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan and the maximum term for stock option and stock appreciation rights awards, and approval of the material terms for payment of performance-based compensation under the plan as required by Section 162(m) of the Internal Revenue Code; and

•	in an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement.

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

All stockholders of the company are invited to attend the annual meeting. If you plan to attend, you will be asked to present a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. In addition, if you are the beneficial owner of shares of the company’s common stock held in street name, you will need to bring proof that you were the beneficial owner of those shares as of the record date, such as a legal proxy or a copy of a bank or brokerage statement. The purpose of this requirement is to help us verify that you are a stockholder of the company entitled to attend the meeting.

Annual Report to Stockholders and Other Information

A copy of our 2013 annual report to stockholders, which contains our audited consolidated financial statements for the fiscal year ended March 31, 2013, accompanies this proxy statement. The annual report to stockholders does not constitute proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the Securities and Exchange Commission (“SEC”) will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of July 18, 2013, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2013 Form  10-K is also available through the company’s website at www.advisory.com.

Proxy Solicitation Costs

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our 2013 annual report to stockholders. We also will reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $15,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Important Notice Regarding Delivery of Stockholder Documents

Only one copy of this proxy statement and our 2013 annual report to stockholders is being sent to beneficial owners of our common stock who share the same last name and address, unless they have notified the broker, bank, or other nominee that holds their shares that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs.

If any beneficial owner received a householding mailing this year and would like to receive a separate copy of this proxy statement and our 2013 annual report, we will deliver a copy promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive a separate copy of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our 2013 annual report and would prefer to receive a single copy in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has nine members. Upon the recommendation of the Governance Committee, the Board of Directors has nominated the nine current directors for re-election to the Board at the annual meeting and Nancy Killefer, who is not currently serving on the Board, for election as the tenth member of the Board. Nancy Killefer was identified to the Governance Committee as a director candidate by our Chief Executive Officer and our Lead Director. At the time of the annual meeting, the size of the Board of Directors will be increased from nine to ten members.

Election of the ten nominees to the Board of Directors will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes may be cast “for” or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Director Nominees

The following table presents information as of June 22, 2013 concerning the company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	43	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	47	Vice Chairman of the Board and Executive Vice President, MicroStrategy Incorporated	2009
David L. Felsenthal	42	President, The Advisory Board Company	2013
Peter J. Grua	59	Partner, HLM Venture Partners	2007
Nancy Killefer	59	Director, McKinsey & Company	—
Kelt Kindick	58	Senior Advisor, Bain & Company	2001
Mark R. Neaman	62	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	54	Chairman and Chief Executive Officer, Vistage International, Inc.	2004
Frank J. Williams	46	Chief Executive Officer, Evolent Health, Inc.	2001
LeAnne M. Zumwalt	54	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have set forth the experience, qualifications, attributes, and skills of each director the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and was named Chairman of the Board in April 2013. Mr. Musslewhite became our Chief Executive Officer in September 2008. Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development. In 2007, he was named Executive Vice President and general manager in charge of software-based programs, and was appointed Chief Executive Officer the following year. Before joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his ten years of leadership experience with the company, including in his current roles as Chairman of the Board and Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal is Executive Vice President and Vice Chairman of the Board for MicroStrategy Incorporated, a worldwide provider of business intelligence software. He has served as that company’s Executive Vice President since 1993 and as its Chief Operating Officer from 1993 to October 2012. Mr. Bansal has been a member of MicroStrategy’s Board of Directors since September 1997 and has served as Vice Chairman of its Board of Directors since November 2000. Before joining MicroStrategy as Vice President, Consulting in 1990, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 16 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

David L. Felsenthal has served as a member of our Board of Directors since April 2013. Mr. Felsenthal first joined us in 1992 and became our President in September 2008. Across his tenure with the company, he has served in a number of research, product development, and executive roles, including as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006, Executive Vice President from February 2006 through December 2006, and as Chief Operating Officer from January 2007 to September 2008. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated health care technology company, eHospital Inc. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the CEO/CFO of Vivra Specialty Partners, a private health care services and technology firm. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University. The Board selected Mr. Felsenthal because of his understanding of the company’s business, his 12 years of experience in senior leadership roles with the company, including as our former Chief Financial Officer, Chief Operating Officer, and President, and his extensive knowledge of healthcare businesses.

Peter J. Grua has served as a member of our Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Before joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua is currently a director of Health Care REIT, which is listed on the New York Stock Exchange. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of healthcare and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by almost ten years of experience as a research analyst and strategy consultant and 21 years of experience as a public market investor and healthcare venture capitalist.

Nancy Killefer has served as a Director at McKinsey & Company, an international management consulting firm, since 1992. Ms. Killefer will retire from her position with McKinsey & Company on August 31, 2013. Ms. Killefer joined McKinsey & Company in 1979 and has served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey& Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management. The Board selected Ms. Killefer because of her long-standing service in numerous important leadership capacities with a leading management consulting firm, where she has developed extensive knowledge with respect to strategy, marketing, and organizational effectiveness and efficiency issues.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. Since January 2009, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm, until his retirement on December 31, 2012. As of January 1, 2013, Mr. Kindick is serving as Senior Advisor for Bain & Company. He joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick is a director of WPX Energy, Inc. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his long-standing service as a partner at a leading management consulting firm where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.8 billion integrated provider of healthcare services which includes four hospitals, a physician multi-specialty group practice with more than 850 physicians, and a $100 million research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds an academic appointment as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because of his 21 years of leadership experience as Chief Executive Officer of a nationally recognized healthcare system and his knowledge of current issues facing the industry, future healthcare trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. Since December 2012, Mr. Shapiro has served as Chairman and Chief Executive Officer of Vistage International, Inc., a membership organization for chief executive officers, other executives, and business owners. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a sourcing solutions firm. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously, Mr. Shapiro was Senior Vice President and General Manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions. He received his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his extensive years of experience at a leading research and information services provider where he developed new research and information products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

Frank J. Williams has served as a member of our Board of Directors since June 2001. Mr. Williams joined us as an Executive Vice President in September 2000 and was our Chief Executive Officer from June 2001 through August 2008. Effective August 31, 2011, Mr. Williams became the Chief Executive Officer and a director of Evolent Health, Inc., a joint business venture between the company and University of Pittsburgh Medical Center that provides a platform for population and health plan management to hospital systems. Mr. Williams served as Chairman of our Board of Directors from November 2004 through August 2008 and was appointed Executive Chairman in September 2008. He began serving as Chairman of our Board of Directors again when he joined Evolent Health, Inc. in August 2011 and became Vice Chairman of our Board in April 2013. From 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., whose business focused on developing and delivering health care content to patients and providers via the internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmericaOnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Prior to 1999, Mr. Williams held a leadership role within Vivra Specialty Partners, a private health care services and technology firm, and, prior to that, was employed by Bain & Company, a management consulting firm. Mr. Williams received a B.A. degree from University of California, Berkeley, and an M.B.A. from Harvard Business School. The Board selected Mr. Williams because of his extensive knowledge and experience in all aspects of the company’s business, his 12 years of leadership experience with the company, including in his former role as Chief Executive Officer, and his more than ten years of experience in the healthcare and consulting services fields prior to joining the company.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Health Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately-held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Before joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in healthcare and technology, each of which is important to understanding and overseeing our operations and offerings, her eight years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public healthcare services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the ten director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2014

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and an audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2014. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP as the company’s independent registered public accounting firm. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014 will require the affirmative vote of a majority of the votes cast at the annual meeting.

Fees

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for the fiscal years ended March 31, 2013 and 2012:

	Fiscal Year Ended March 31,
	2013	2012
Audit Fees	$512,753	$482,412
Audit-Related Fees	87,493	35,000
Tax Fees	116,800	142,000
All Other Fees	—	20,000

Total	$717,046	$679,412

Audit Fees.    Audit fees were for professional services rendered for the audit of the company’s annual financial statements and reports on the effectiveness of internal control over financial reporting for fiscal years 2013 and 2012, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in fiscal years 2013 and 2012, and for accounting consultations for fiscal years 2013 and 2012.

Audit-Related Fees.    Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for fiscal years 2013 and 2012, exclusive of the fees disclosed as Audit Fees above. For fiscal years 2013 and 2012, audit-related fees included fees for a benefit plan audit and for due diligence services and consultations pertaining to acquisitions.

Tax Fees. Tax fees were for services related to tax compliance and advisory services rendered during fiscal years 2013 and 2012.

All Other Fees.    All other fees for fiscal year 2012 relate to local compliance matters involving our Indian subsidiary, ABCO Advisory Services India Private Ltd. We did not incur any other fees for any other services, exclusive of the fees disclosed relating to audit, audit-related, and tax services, rendered during fiscal years 2013 and 2012.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and the attestation engagement for the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our auditor that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending March 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2013 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2013. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3

APPROVAL OF 2009 INCENTIVE PLAN AMENDMENTS AND SECTION 162(m) MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION

The stockholders are being asked to consider and vote upon a proposal to approve (1) an amendment to The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan, which we refer to as the “2009 incentive plan” or the “plan,” to increase the total number of shares of common stock issuable under the 2009 incentive plan by 2,125,000 shares from 4,610,000 shares to 6,735,000 shares, which we refer to as the “share increase amendment,” (2) an amendment to the 2009 incentive plan to increase the maximum term for stock option and freestanding stock appreciation rights awards under the plan from five years to seven years, effective for awards granted from and after stockholder approval at this annual meeting, which we refer to as the “award term amendment,” and (3) the material terms for payment of performance-based compensation under the 2009 incentive plan as required by Section 162(m) of the Internal Revenue Code, or the “Code.”

We refer to the proposed share increase amendment and the award term amendment together as the “2009 plan amendments” and to the material terms for payment of performance-based compensation as required by Section 162(m) of the Code as the “Section 162(m) performance-based compensation terms.”

The company is seeking approval of the 2009 plan amendments to comply with NASDAQ stockholder approval requirements applicable to equity plans that are incorporated into the 2009 incentive plan. The company is seeking approval of the Section 162(m) performance-based compensation terms to enable the company to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) of the Code in addition to stockholder approval are satisfied. Section 162(m) requires stockholder approval of performance-based compensation terms every five years. Stockholders last approved the Section 162(m) performance-based compensation terms under the 2009 incentive plan at our 2009 annual meeting of stockholders.

The Board of Directors approved the 2009 plan amendments and the Section 162(m) performance-based compensation terms, subject to stockholder approval at this annual meeting, on July 19, 2013 upon the recommendation of the Compensation Committee. If approved by stockholders at the annual meeting, the 2009 plan amendments and the Section 162(m) performance-based compensation terms will be effective at the time of stockholder approval.

You are urged to read this entire proposal and the complete plan document, which is attached as Appendix A to this proxy statement. We believe that the 2009 plan amendments are necessary to recruit and retain key employees critical to our success and to align management with stockholders, and thus that this proposal is in the best interests of our stockholders. We have explained our reasons for supporting this proposal under “Why We Believe You Should Vote For This Proposal” below.

All share numbers presented in the discussion of this proposal give effect to the share increase resulting from the two-for-one split of our common stock that we completed on June 18, 2012.

Prior Stockholder Approvals

The company’s stockholders approved the 2009 Stock Incentive Plan at our 2009 annual meeting of stockholders held on September 11, 2009 and approved an amendment to increase the total number of shares of common stock issuable under the 2009 Stock Incentive Plan at our 2011 annual meeting of stockholders held on September 13, 2011.

Why We Believe You Should Vote For This Proposal

The Board of Directors believes that the 2009 plan amendments are essential for the ongoing success of our company and its ability to recruit, retain, and reward key employees and to continue to provide equity-based compensation in a manner that is consistent with the company’s current compensation program. If this proposal is not approved by stockholders, the Compensation Committee will continue to make grants under the 2009 incentive plan and The Advisory Board Company 2005 Stock Incentive Plan, which we refer to as the “2005 incentive plan,” to the extent of the shares of common stock remaining available for issuance under those plans and otherwise in accordance with the current terms of the plans. Our directors believe that if this proposal is not approved, our ability to align the interests of key employees with stockholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit and retain key employees, or requiring us to shift our compensation plan to include more cash compensation.

The 2009 plan amendments and the Section 162(m) performance-based compensation terms, and the reasons for the Board’s recommendation of those provisions, are discussed below.

Share Increase Amendment

Approval of the share increase amendment will increase the total number of shares of common stock issuable under the 2009 incentive plan by 2,125,000 shares from 4,610,000 shares to 6,735,000 shares (excluding any additional shares that were originally authorized for issuance under the company’s 2006 Stock Incentive Plan and that might become issuable under the 2009 incentive plan, as discussed below).

Our Continuing Emphasis on Linking Compensation and Stockholder Value Creation.    We believe it is essential to provide a long-term link between compensation and stockholder value creation, and we rely on equity compensation as one of the most efficient and effective means to create such a relationship. Our long-term equity incentive program is designed to align the interests of our officers and other key employees with those of stockholders, motivate the executive officer team to achieve key financial goals, and reward superior performance over a multi-year period. We historically have used stock options and restricted stock units to create this link between pay and performance. Stock options inherently have no value unless our stock price increases, because the 2009 incentive plan requires stock options to be granted with an exercise price at least equal to fair market value of our common stock on the date of grant. The fair value of a restricted stock unit fluctuates with upward or downward movements in our stock price, which serves to align management’s interests with those of stockholders while at the same time creating more stability by providing an incentive for the holders of restricted stock units to remain with the company even if our stock price declines after the date of grant. If stockholders do not approve the share increase amendment, our ability to create long-term incentives for key employees will be substantially diminished.

The Need to Provide Competitive Compensation.    Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain, and reward key employees. Successful execution of our business strategy requires us to hire and retain high-performing key employees in a number of functional areas, including senior management, operations, engineering, software development, sales, marketing, finance, legal, human resources, and strategy. We compete in the labor market for these talented employees with many other public and privately-held companies that provide equity-based compensation, and we believe that we must continue granting equity-based awards to remain a competitive employer. Therefore, we believe it is essential to our business strategy to have equity-based compensation as a component of our compensation program.

Cash Compensation Expense Increase.    If our ability to provide equity compensation is impaired, our company’s cash compensation costs could increase substantially to offset equity compensation typically provided in the marketplace and maintain total compensation levels to attract and retain top performers. It is important that we use our cash resources to operate and expand our business, rather than unnecessarily divert cash to pay compensation that would otherwise be delivered through equity-based awards.

History of Prudent Usage.    Our historic equity usage has been effective in recruiting and retaining talent and aligning management incentives with company performance, and it has been in line with industry norms on an aggregate basis. We set targets for equity compensation based on industry standards and other data provided to the Compensation Committee by an independent compensation consultant. Based on this information, our equity usage is consistent with the broader market as well as with the peer group of companies we use to benchmark executive compensation.

Over the past three fiscal years (2011, 2012, and 2013), our annual “run rate” (stock options and full-value shares granted, as a percentage of shares outstanding, with full-value shares counting as two shares and stock options as one share) has ranged between approximately 3.0% and 5.3%, and we have repurchased approximately 1,000,000 shares of our common stock for a total purchase price of approximately $32.9 million during this three-year period under our share repurchase program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

Burn Rate Commitment.    In connection with the approval by stockholders of the share increase amendment, we committed to cap our aggregate average annual burn rate under the 2009 incentive plan and the 2005 incentive plan for fiscal years 2014, 2015, and 2016 at 4.74%. For this purpose, “burn rate” is the number of shares of our common stock subject to stock awards granted in a fiscal year (or, in the case of performance shares, the number of shares earned (not granted) in a fiscal year) divided by the weighted average number of shares of our common stock outstanding (basic) during our fiscal year. This “burn rate” commitment will not apply to awards that are assumed or substituted in future acquisitions. Our “burn rate” may exceed 4.74% in any given fiscal year, provided our three-year average “burn rate” remains at or below the commitment level. For purposes of calculating the number of shares subject to stock awards granted in a fiscal year, (1) awards of stock options and stock appreciation rights will count as one share, and (2) full-value awards will count as 2.5 shares.

Promotion of Good Corporate Governance Practices.    The company and the Board of Directors designed the 2009 incentive plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between stock-based compensation arrangements and stockholders’ interests. Under these provisions:

•	options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date;

•

at any time when the exercise price of an option or stock appreciation right is above the market value of company common stock, the company may not, without stockholder approval, “reprice” those awards by reducing the exercise price of such option or stock appreciation right or exchanging such option or stock appreciation right for cash or a new award with a lower (or no) exercise price;

•

consistent with the Policy Regarding Change of Control Severance Payments adopted by our Compensation Committee, the 2009 incentive plan specifies that the definition of “change of control” used under any award will mean the occurrence or consummation of a change of control transaction or event and will not consist solely of the announcement or stockholder approval of any such transaction or event;

•	there is no vesting in dividends or dividend-equivalent rights paid on performance-based awards unless the underlying awards vest;

•	the company has the authority under the 2009 incentive plan to cancel outstanding awards, whether vested or unvested, if the applicable plan participant engages in an “act of misconduct”;

•

awards under the 2009 incentive plan are subject to mandatory repayment by the participant to the company to the extent the participant is, or in the future becomes, subject to any company “clawback” or recoupment policy that is adopted to comply with the requirements of (1) any applicable law, rule, or regulation, or otherwise, or (2) any law, rule, or regulation which imposes mandatory recoupment, under circumstances set forth in any such law, rule or regulation;

•

awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order; and

•	the 2009 incentive plan does not have any reload or “evergreen” share replenishment features.

Equity Awards and Other Plan Information.    The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of July 1, 2013, without giving effect to this Proposal 3:

Total shares underlying all outstanding options	2,571,833
Weighted average exercise price of outstanding options	$26.49
Weighted average remaining contractual life of outstanding options	3.27 years
Total shares underlying all outstanding and unvested restricted stock and restricted stock unit awards	969,414
Shares available for future awards under all existing equity compensation plans: (1)
2005 Stock Incentive Plan	727,878
2009 Stock Incentive Plan	622,011

(1)	Does not include approximately 1,493,617 shares of common stock remaining available for issuance under the company’s employee stock purchase plan.

Upon approval of the 2009 incentive plan by stockholders on September 11, 2009, the company’s 2006 Stock Incentive Plan (defined in the 2009 incentive plan as the “Prior Plan”) was frozen with respect to new awards. As a result, no further awards will be made under the Prior Plan. However, to the extent that shares are not issued under awards that are currently outstanding under the Prior Plan, those shares will become available for new awards under the 2009 incentive plan.

Award Term Amendment

Approval of the award term amendment will increase the maximum term for stock option and freestanding stock appreciation rights awards issuable under the 2009 incentive plan from five years to seven years, effective for awards granted from and after stockholder approval at this annual meeting. As discussed above under “—Share Increase Amendment,” we rely on equity compensation such as stock options to create the critical link between pay and performance. The 2009 incentive plan currently provides that the Compensation Committee may establish the term, or exercise period, for any stock option so long as that term does not exceed a period of five years from the date of grant. The plan also provides that freestanding stock appreciation rights, which are stock appreciation rights that are not granted either in tandem with or as a component of other awards under the plan, are subject to the same terms as stock options. The Compensation Committee believes that the proposed increase in the maximum term for stock options and freestanding stock appreciation rights will enhance its flexibility to determine the exercise period for such awards best suited to accomplish compensation objectives and promote stockholder value creation.

Section 162(m) Performance-Based Compensation Terms

Stockholder approval of this proposal is intended to permit the stock-based awards and cash incentive compensation paid to the company’s covered executive officers under the 2009 incentive plan to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code and the rules and regulations issued under that section, and to enable the company to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) in addition to stockholder approval are satisfied. Stockholder approval of this proposal will constitute approval of the Section 162(m) performance-based compensation terms described below, which consist of provisions relating to (1) the persons eligible to receive performance-based compensation under the 2009 incentive plan, (2) the maximum amount of performance-based compensation that may be paid under the 2009 incentive plan during a specified period to any eligible person, and (3) the performance criteria that may be used under the 2009 incentive plan to establish performance goals as a condition to the payment of the performance-based awards.

As described below, even if this proposal is approved, the administrator may exercise its discretion to award compensation under the 2009 incentive plan that would not qualify as qualified performance-based compensation under Section 162(m).

Section 162(m).    Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer or any of its three other most highly compensated officers (excluding the chief financial officer). However, there is no limitation on the deductibility of compensation paid to such officers, who are referred to in this proposal as “covered executive officers,” that represents qualified performance-based compensation under Section 162(m). To constitute qualified performance-based compensation, the compensation paid by the corporation to its covered executive officers must be paid under a plan whose material terms for the payment of such compensation have been approved by the corporation’s stockholders. Further, any such compensation must be paid solely on account of the achievement of one or more objective performance goals established in writing by a qualified committee while the achievement of such goals is substantially uncertain and in any event not later than 90 days after the performance period begins. The amount of compensation payable if a performance goal is achieved may not be increased, but the committee may reduce or eliminate compensation even if the performance goal is achieved.

Participation.    Awards of qualified performance-based compensation may be granted under the 2009 incentive plan to individuals who are officers of the company or any of its subsidiaries. As of July 1, 2013, seven officers of the company and its subsidiaries were eligible to participate in the 2009 incentive plan.

Payment.    The 2009 incentive plan contains limitations on the number of shares available for issuance with respect to specified types of awards. Subject to adjustments for changes in the company’s capitalization:

•

the maximum number of shares of the company’s common stock subject to stock options or stock appreciation rights that may be granted under the 2009 incentive plan in a calendar year to any person eligible for an award will be 1,000,000 shares, such that stock options and stock appreciation rights granted with an exercise or base price of at least fair market value of our common stock on the date of grant will be deemed to satisfy qualifying performance criteria in accordance with Section 162(m) without further application of any of the qualifying performance criteria described below;

•

the maximum number of shares of the company’s common stock that may be granted under the 2009 incentive plan, other than pursuant to stock options or stock appreciation rights, in a calendar year to any person eligible for an award will be 1,000,000 shares; and

•

the maximum amount payable under the 2009 incentive plan pursuant to that portion of an incentive bonus granted in any calendar year to any person eligible for an award that is intended to satisfy the requirements for performance-based compensation will be $5,000,000.

Subject to adjustments for changes in the company’s capitalization, the maximum number of shares of the company’s common stock that may be subject to any and all stock-based awards granted under the 2009 incentive plan in a calendar year to any person eligible for an award will be 1,000,000 shares, and the maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2009 incentive plan will be 2,110,000.

Qualifying Performance Criteria.    The 2009 incentive plan authorizes the establishment of performance goals based on any one or more qualifying performance criteria. For purposes of the 2009 incentive plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

The administrator will certify the extent to which any qualifying performance criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement, or vesting of any award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

To the extent consistent with Section 162(m) of the Code, (1) unless the administrator otherwise establishes in writing in connection with an award at the time the award is granted, the administrator shall appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, and all items of gain, loss, or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (2) the administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any one or more of the following events occurring during a performance period:

•	asset write-downs;

•	litigation or claims, judgments, or settlements;

•	acquisitions or divestitures;

•	foreign exchange gains and losses;

•	accruals of any amounts for payment under the 2009 incentive plan or any other compensation arrangement maintained by the company or any subsidiary; and

•	the impact of repurchase of shares of stock under share repurchase programs.

Summary of Material Provisions of 2009 Incentive Plan

The following summary of the material provisions of the 2009 incentive plan, as the plan is proposed to be amended by the 2009 plan amendments, is qualified in its entirety by reference to the complete text of the 2009 incentive plan, which is attached as Appendix A to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2009 incentive plan in their entireties.

Unless the context requires otherwise, references to “the company” in the following summary refer solely to The Advisory Board Company and not to subsidiaries of The Advisory Board Company.

Administration.    The 2009 incentive plan is administered by the Compensation Committee. Subject to the express provisions of the 2009 incentive plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2009 incentive plan. The Compensation Committee may authorize one or more officers of the company to perform any or all things that the administrator is authorized and empowered to do or perform under the 2009 incentive plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the 2009 incentive plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

The Board of Directors will be authorized to appoint one or more committees of the Board consisting of one or more directors of the company who need not be non-employee directors. Any such committees would be authorized to administer the 2009 incentive plan with respect to participants in the plan who are not the company “officers” within the meaning of Rule 16a-1(f) under the Exchange Act or the company directors and, in this capacity, would be authorized to grant awards under the 2009 incentive plan to such participants and to determine all terms of such awards.

Participants.    Any person who is a current or prospective officer or employee of the company or of any subsidiary will be eligible for selection by the administrator for the grant of awards under the 2009 incentive plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory, or other services to the company or to any subsidiary will be eligible for the grant of awards under the 2009 incentive plan. Options intending to qualify as “incentive stock options,” or “ISOs,” within the meaning of Section 422 of the Code may only be granted to employees of the company or any subsidiary. As of July 18, 2013, approximately 2,250 employees and six non-employee directors qualified to participate in the 2009 incentive plan.

Shares Subject to the 2009 Incentive Plan and to Awards.    Subject to adjustments for changes in the company’s capitalization, the aggregate number of shares issuable pursuant to all awards will not exceed 6,735,000, plus (a) any shares that were authorized for issuance under the Prior Plan that, as of June 26, 2009, remained available for issuance under the Prior Plan (not including any shares that, as of June 26, 2009, were subject to outstanding awards under the Prior Plan or any shares that prior to June 26, 2009 were issued pursuant to awards granted under the Prior Plan) and (b) any shares subject to outstanding awards under the Prior Plan as of June 26, 2009 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), except that any shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as two and one one-hundredths (2.01) shares for every one (1) share subject to such award. The shares issued pursuant to awards granted under the 2009 incentive plan may be shares that are authorized and unissued or shares that were reacquired by the company, including shares purchased in the open market.

For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the 2009 incentive plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the 2009 incentive plan may not again be made available for issuance under the 2009 incentive plan if such shares are:

•	shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right;

•	shares used to pay the exercise price of an option;

•	shares delivered to or withheld by the company to pay the withholding taxes related to an award; or

•	shares repurchased on the open market with the proceeds of an option exercise.

Shares subject to awards that have been canceled, expired, forfeited, or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the 2009 incentive plan. Any shares that again become available for grant will be added back as one (1) share if such shares were subject to options or stock appreciation rights granted under the 2009 incentive plan, and as two and one one-hundredths

(2.01) shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2009 incentive plan.

For a summary of the maximum number of shares subject to awards that may be granted under the 2009 incentive plan during any calendar year and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 incentive plan, see “Why We Believe You Should Vote For This Proposal – Section 162(m) Performance-Based Compensation Terms – Qualifying Performance Criteria” above. Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the 2009 incentive plan during any calendar year to any one non-employee director will not exceed 60,000 shares, and the aggregate number of shares issued or issuable under all awards granted under the 2009 incentive plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 30,000 shares. In the calendar year in which a non-employee director first joins the Board, is designated as Chairman of the Board, or is designated as Lead Director, the maximum number of shares subject to awards granted to the non-employee director may be up to 200% of the number of shares set forth in the foregoing limits. The aggregate number of shares issued under the 2009 incentive plan pursuant to all awards granted to service providers, other than employees or non-employee directors, will not exceed 200,000 shares.

In the event that the company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the 2009 incentive plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the 2009 incentive plan. In the event that a corporation acquired by the company, or with which the company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2009 incentive plan and will not reduce the shares authorized for issuance under the 2009 incentive plan, so long as awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not an employee, director, or consultant of ours immediately before such acquisition or combination.

On July 18, 2013, the closing price of the company’s common stock as reported on the NASDAQ Global Select Market was $55.65 per share.

Fair Market Value Determination.    For so long as the company’s common stock is traded on the NASDAQ Global Select Market, the fair market value of the common stock on an award grant date, or on any other date for which fair market value is required to be established under the 2009 incentive plan, will be the official closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the date in question. If no shares of the company’s common stock are traded on the NASDAQ Global Select Market on such date, the fair market value of the common stock will be the closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the next preceding date for which shares of the company’s common stock are traded on the NASDAQ Global Select Market.

If the company’s common stock ceases to be traded on the NASDAQ Global Select Market, fair market value will similarly be determined by reference to the closing price per share at which shares of the company’s common stock are sold on any other exchange, listing, quotation, or similar service. If no such closing price is available, the administrator will determine the fair market value of the common stock by such other valuation method, consistent with Section 409A of the Code, as the administrator may determine.

Option Awards.    The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of seven years from the date of grant. Options granted under the 2009 incentive plan may either be ISOs or nonqualified stock options which are not intended to qualify as ISOs, or “NQSOs.” Unless such action is approved by stockholders, the 2009 incentive plan prohibits repricing out-of-the-money options and stock appreciation rights (that is, reducing the exercise price of an option or stock appreciation right with an exercise price above the market value of the company’s common stock or exchanging any such option or stock appreciation right for cash or a new award with a lower (or no) exercise price).

Stock Appreciation Rights.    A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2009 incentive plan, or “tandem SARs,” or not in conjunction with other awards, or “freestanding SARs.” All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the 2009 incentive plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture, and termination provisions as the award to which they relate. The 2009 incentive plan prohibits repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units.    Restricted stock is an award or issuance of shares that the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the 2009 incentive plan may exercise full voting rights with respect to those shares during the period of restriction. Participants have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted are entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Shares underlying restricted stock units are entitled to dividends or dividend equivalents only to the extent provided by the administrator. Participants will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of restricted stock units, and will be required to forfeit and repay to the company such dividends and dividend equivalent rights, if the performance criteria for the underlying awards of restricted stock or restricted stock units are not achieved.

Other than with respect to awards to non-employee directors, and subject to exceptions for death, disability, retirement, or a change of control, the grant, issuance, retention, vesting, and/or settlement of shares under any such award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and the grant, issuance, retention, vesting, and/or settlement of shares under any restricted stock or restricted stock unit award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant, but may be subject to pro-rata vesting over such period. Notwithstanding the foregoing, the 2009 incentive plan provides that up to 200,000 shares are available for issuance to employee participants as awards having no minimum vesting period.

Incentive Bonuses.    Each incentive bonus confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator establishes the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations.

Deferral of Gains.    The administrator may provide, in an award agreement or otherwise, for the deferred delivery of shares upon settlement, vesting, or other events with respect to restricted stock or restricted stock units, or in payment or satisfaction of an incentive bonus.

Performance Criteria.    The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of, or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria,” as described above under “Why We Believe You Should Vote For This Proposal – Section 162(m) Performance-Based Compensation Terms – Qualifying Performance Criteria,” or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, so long as the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted.

Settlement of Awards.    Awards may be settled in shares, cash, or a combination thereof, as determined by the administrator.

Amendment and Termination.    The Board of Directors may amend, alter, or discontinue the 2009 incentive plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the 2009 incentive plan, except no such amendment may, without the approval of the stockholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2009 incentive plan; reduce the exercise price of outstanding options and stock appreciation rights; extend the term of the 2009 incentive plan; change the class of persons eligible to be participants; increase the individual maximum limits set forth in the 2009 incentive plan; or otherwise amend the 2009 incentive plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.

No amendment or alteration to the 2009 incentive plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent, except that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the company, the 2009 incentive plan, or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Change of Control.    In the event there is a change in the number or kind of outstanding shares under the 2009 incentive plan as a result of a change of control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Adjustments.    The number and kind of shares available for issuance under the 2009 incentive plan, and the number and kind of shares subject to the individual limits set forth under the 2009 incentive plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property, or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number, or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

Transferability.    Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment.    Nothing in the 2009 incentive plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries, and/or its affiliates to terminate any participant’s employment, service on the Board of Directors, or service for the company at any time or for any reason not prohibited by law, nor will the 2009 incentive plan or an award itself confer upon any participant any right to continue the participant’s employment or service for any specified period of time. Neither an award nor any benefits arising under the 2009 incentive plan will constitute an employment contract with the company, any subsidiary, and/or its affiliates.

Compliance with Law.    The 2009 incentive plan, the grant, issuance, vesting, exercise, and settlement of awards thereunder, and the obligation of the company to sell, issue, or deliver shares under such awards, will be subject to all applicable foreign, federal, state, and local laws, rules and regulations, stock exchange rules, and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body that the company will, in its sole discretion, determine to be necessary or advisable.

Termination of the 2009 Incentive Plan.    The 2009 incentive plan became effective on September 11, 2009 and, unless earlier terminated by the Board of Directors, will remain available for the grant of awards until the tenth anniversary of the effective date.

Resales of Shares by Participants.    Shares of the company’s common stock issued pursuant to the 2009 incentive plan will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of the company, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of the company may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about the company.

Federal Income Tax Treatment.    The following discussion of the federal income tax consequences of the 2009 incentive plan is intended to be a summary of applicable federal law as currently in effect.

Stock Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the excess of the fair market value of the option shares on the date of disposition over the exercise prices will be taxable income to the optionee at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to an income tax deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

If an optionee pays the exercise price of an ISO by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the optionee acquired the shares being tendered pursuant to the exercise of an ISO and have not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

If an optionee makes a cashless exercise of an ISO, the optionee will have a disqualifying disposition of the shares that are sold under the cashless exercise program. As a result, as to these shares, the optionee will be taxed in the year of exercise at ordinary-income rates. In other words, a cashless exercise always involves a disqualifying disposition of shares acquired under an ISO.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive an income tax deduction for this gain.

If an optionee tenders shares in payment of part or all of the exercise price of an NQSO, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an ISO. In such an event, the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the optionee had paid the exercise price in cash.

Stock Appreciation Rights.    An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units.    Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding income tax deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (e.g., upon the participant’s termination prior to vesting), the participant may not claim an income tax deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received unless the participant has made the election described above in which case the dividends will be taxable as dividends.

Incentive Bonuses.    A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m).    For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1 million for each such individual, except to the extent that such compensation is performance-based compensation. The company expects that NQSOs, ISOs, and stock appreciation rights to qualify as performance-based compensation. The administrator may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

Tax Withholding.    Payment of the taxes imposed on awards made under the 2009 incentive plan may be made by withholding from payments otherwise due and owing to the holder.

Plan Benefits.    The benefits that will be awarded or paid under the 2009 incentive plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2013 under the company’s stock plans to the company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards in Fiscal 2013” under “Executive Compensation.”

Equity Compensation Plan Information

The table below provides information about our equity compensation plans at March 31, 2013:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants And Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,635,559	$23.25	3,968,739
Equity compensation plans not approved by stockholders	—	—	—

Total	3,635,559	$23.25	3,968,739

Column (c) above includes 845,302 shares of common stock remaining available for future issuance under our 2005 incentive plan, 1,627,405 shares of common stock remaining available for future issuance under our 2009 incentive plan, and 1,496,032 shares of common stock remaining available for future issuance under our employee stock purchase plan.

Required Vote and Board of Directors’ Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors unanimously recommends a vote FOR

approval of the 2009 incentive plan amendments and Section 162(m)

performance-based compensation terms.

PROPOSAL NO. 4

ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of the company’s named executive officers as described in this proxy statement. This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to our “named executive officers,” who are the executive officers identified in the Summary Compensation Table presented under “Executive Compensation.”

As described below in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for the company’s stockholders. The Board of Directors urges stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how the company’s executive compensation practices operate and are designed to achieve our core executive compensation objectives, as well as the Summary Compensation Table and other compensation tables and related narrative appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, we are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the company’s shareholders APPROVE, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors unanimously recommends a vote FOR approval of the company’s compensation of its named executive officers as described in this proxy statement.

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ Marketplace Rules in determining the independence of our Board members. Under the Marketplace Rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the Marketplace Rules. The Board has determined that each of the following six of our nine current directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt. In addition, the Board has determined that Ms. Killefer, who has been nominated to stand for election as a director at the annual meeting, also is independent under the foregoing standards.

In assessing Mr. Bansal’s independence, the Board considered that MicroStrategy Incorporated, of which Mr. Bansal serves as Vice Chairman of the Board, Executive Vice President and Chief Operating Officer, provides certain services and technology to the company, but that the fees paid by the company to MicroStrategy accounted for less than 1% of MicroStrategy’s total revenue for fiscal 2013 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for fiscal 2013 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita Health Partners Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita Health Partners Inc. to the company accounted for less than 1% of the company’s total revenue for fiscal 2013 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During fiscal 2013, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the period for which they served.

During fiscal 2013, the Board of Directors met 11 times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal year 2013. These sessions, which were attended only by the Board’s independent directors, were chaired by Mr. Kindick, our independent Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. One of our directors attended our 2012 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with the independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under SEC rules. The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met seven times during fiscal year 2013.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, Mr. Grua, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met three times during fiscal year 2013.

Compensation Committee.    The members of our Compensation Committee are Mr. Grua, Mr. Kindick, and Mr. Shapiro. Mr. Grua serves as chair of the Compensation Committee. The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and of directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met seven times during fiscal year 2013.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in fiscal year 2013.

During our 2013 fiscal year, the Compensation Committee retained the services of The Delves Group, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice with respect to executive compensation. The Delves Group reports to the Compensation Committee, which has sole authority to retain and terminate the firm and to approve its fees and other retention terms. The Delves Group does not perform any services for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

In April 2013, the Board of Directors appointed Mr. Musslewhite, who has served as a director since May 2008 and as Chief Executive Officer since September 2008, to the position of the Chairman of the Board, thereby combining the roles of Chief Executive Officer and Chairman. Our previous Chairman, Mr. Williams, was appointed on that date to the position of Vice Chairman. Mr. Kindick continues to serve as our independent Lead Director. As independent Lead Director, Mr. Kindick’s responsibilities include:

•	chairing executive sessions of the Board and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

The Board believes that its current leadership structure, which combines the roles of Chief Executive Officer and Chairman while providing for an independent Lead Director is appropriate at this time. Combining the roles of Chief Executive Officer and Chairman promotes unified leadership and direction for the Board and the executive management team, and allows for a single, clear focus for the chain of command to execute the company’s strategic initiatives and business plans. Simultaneously providing for a strong, independent Lead Director promotes effective oversight of our executive management team by an independent Board. The Board believes that the strength of its independent directors and the retention of an independent Lead Director each mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

The Board recognizes that, depending on the specific circumstances of the company, other leadership structures also might be appropriate. A Board leadership structure separating the roles of Chairman of the Board and Chief Executive Officer has served the company and its stockholders well previously and may serve them well again in the future.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the company’s risk management policies. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and the independent auditor the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to oversee effectively the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee. Mr. Musslewhite serves on the board of directors of Evolent Health, Inc., which oversees the compensation of Mr. Williams, who presently serves as the Chief Executive Officer of Evolent Health, Inc. and as a member of our Board.

Consideration of Director Candidates

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information evidencing their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any time during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s 2005 incentive plan and 2009 incentive plan and such other arrangements as are deemed to be appropriate. Mr. Musslewhite, the only employee director during fiscal 2013, did not receive additional compensation for his service on the Board.

For their Board service in fiscal 2013, non-employee directors were paid a cash retainer of $30,000, and chairs of our committees received an additional cash retainer of $10,000. For their Board service from the 2011 annual meeting of stockholders in September 2011 until the 2012 annual meeting of stockholders in September 2012, the non-employee directors were granted in April 2012 an annual award of restricted stock units with a grant date value of approximately $120,000, except that Mr. Kindick was granted RSUs with a grant date value of approximately $190,000 because of his additional responsibilities as Lead Director, and Mr. Williams was granted RSUs with a grant date value of approximately $190,000 because of his additional responsibilities as Chairman of the Board. The RSUs awarded in April 2012 vested in full in May 2013.

The following table sets forth the compensation of our non-employee directors for fiscal 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$30,000	$120,000	$150,000
Peter J. Grua (2)(3)	50,000	120,000	170,000
Kelt Kindick (2)	40,000	190,000	230,000
Mark R. Neaman (2)	30,000	120,000	150,000
Leon D. Shapiro (2)	30,000	120,000	150,000
Frank J. Williams (2)	30,000	190,000	220,000
LeAnne M. Zumwalt (2)	40,000	120,000	160,000

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of RSUs granted in fiscal 2013. The grant date fair value of the RSU awards was $43.83 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

(2)	The aggregate number of shares subject to stock options held by each non-employee director at March 31, 2013 was as follows: Mr. Bansal, 60,000; Mr. Kindick, 80,000; Mr. Neaman, 100,832; Mr. Williams, 130,186; and Ms. Zumwalt, 80,000. Mr. Grua and Mr. Shapiro did not hold any stock options at March 31, 2013.

(3)	Mr. Grua’s $50,000 fee includes his annual retainer of $30,000 for his service on the Board, $10,000 for his service as chair of the Compensation Committee, and $10,000 for his service as chair of our investment committee.

During fiscal 2013, the Compensation Committee retained the services of The Delves Group to provide an independent benchmarking analysis with respect to director compensation. Based on the results of the benchmarking analysis, the Compensation Committee approved an increase to the non-employee director annual award of RSUs from a grant date value of $100,000 to a grant date value of $120,000 for non-employee directors, and an increase from a grant date value of $160,000 to a grant date value of $190,000 for the Lead Director. The increase was effective for service from the 2011 annual meeting of stockholders in September 2011 until the 2012 annual meeting of stockholders in September 2012 (awarded in September 2012) and for subsequent years of service.

Related Person Transactions

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She currently serves as a manager in the sales and marketing function of the company, and received an annual base salary for fiscal 2013 of less than $120,000. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received for fiscal 2013 an award of 1,256 RSUs that vest in four equal installments during the four-year period following the grant date.

The Audit Committee reviewed and approved or ratified each of fiscal 2013 transactions described above.

Corporate Governance Principles

The company has adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director or directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

THE COMPENSATION COMMITTEE

Peter J. Grua, Chair

Kelt Kindick

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes our compensation philosophy and policies and the compensation earned by each of the named executive officers identified in the Summary Compensation Table under “Executive Compensation” for their service in fiscal 2013.

Executive Summary

Compensation Philosophy.    Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•

by tying a significant amount of executive compensation to the achievement of annual financial and strategic goals that the Compensation Committee believes will drive long-term stock price appreciation; and

•

by balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and equity awards) tied to the achievement of individual and company goals.

These fundamental principles guide the design and implementation of our compensation programs for our named executive officers. For fiscal 2013, the annual incentive compensation of the Company’s executive officers was based primarily on the company’s achievement of pre-established goals for adjusted EBITDA and contract value growth during the calendar year ended December 31, 2012.

Company Performance.    Overall performance for the calendar year ended December 31, 2012 was strong, meeting or exceeding expectations established at the beginning of the year. The company outperformed target goals under its annual incentive plan for revenue and met target goals for contract value growth, adjusted EBITDA, and adjusted earnings per share. The company’s target and actual performance for calendar year 2012 based on these measures are set forth in the following table.

	Target	Actual
Revenue	$420 - $430 million	$432 million
Contract value growth	15-18%	18.2%
Adjusted EBITDA	$77 - $82 million	$80 million
Non-GAAP earnings per share	$1.20 - $1.30	$1.21

We define contract value as the aggregate annualized revenue attributable to all agreements in effect at a particular date. Adjusted EBITDA and adjusted earnings per share are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define adjusted EBITDA as net income before provision for income taxes; other income, net, which includes interest income, gains on investment in common stock warrants, and foreign currency losses and gains; depreciation and amortization of property and equipment; amortization of intangibles; discontinued operations, net of tax, and gain on the sale of discontinued operations, net of tax; acquisition and similar transaction charges; fair value adjustments to acquisition-related earn-out liabilities; equity in loss of unconsolidated entity; and share-based compensation expense. We define non-GAAP earnings per share as net income per diluted share, excluding the net of tax effect of amortization of acquisition-related intangibles; acquisition and similar transaction charges; discontinued operations and gain on the sale of discontinued operations; gains on investment in common stock warrants; equity in loss of unconsolidated entity; share-based compensation expense; and fair value adjustments made to the company’s acquisition-related earn-out liabilities.

Additionally, the company’s business operations for calendar year 2012 showed improved performance across all product lines, and the company successfully launched multiple new products.

Compensation Decisions for Fiscal 2013.    Our compensation programs for fiscal 2013 reflected the Compensation Committee’s objectives of focusing our executives on strategic objectives and stockholder value, reinforcing the connection between pay and performance, and compensating executives at a market rate competitive to peer companies. The Compensation Committee’s compensation actions included the following:

•

retaining an independent compensation consultant, The Delves Group, to provide a fiscal 2013 update with respect to the analysis it provided in fiscal 2012, which included a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers, with a target total compensation level between the 50th and 75th percentiles of our peer group;

•

reviewing the performance of all executive officers and determining total compensation, with guidance from the Compensation Committee’s independent consultant, consistent with our overall compensation philosophy;

•

selectively adjusting the fiscal 2013 annual base salaries of Messrs. Musslewhite, Kirshbaum, and Miller over fiscal 2012 levels in order to keep their salaries aligned with compensation benchmarks and in light of their individual performance;

•	paying annual bonuses that reflected the company’s adjusted EBITDA and contract value performance that met targets, as well as strong performance on individual objectives;

•

granting equity awards that reflected a 60% RSU/40% stock option mix, consistent with mix and total value benchmarks of our peer group and the advice provided by the Compensation Committee’s independent consultant;

•	ensuring each executive officer’s compliance with recently adopted stock ownership guidelines that help ensure that executive officers maintain a meaningful equity stake in the company; and

•

approving the amendment and restatement of Messrs. Musslewhite and Felsenthal respective employment agreements with the company to, among other things, to eliminate from each agreement the company’s obligation to provide a gross-up payment to the executive in the event that a payment, benefit or distribution to the executive following a change in control of the company would be subject to excise taxes under Section 4999 or Section 280G of the Code.

Each of these actions is discussed in greater detail below.

Oversight of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible for guiding and overseeing the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and he is not present when the Compensation Committee independently discusses and determines his compensation.

As part of the Compensation Committee’s ongoing efforts to help ensure that the company’s compensation and benefit plans fulfill the company’s goals and that the company’s practices with respect to executive compensation-related matters reflect and promote good corporate governance practices, the Compensation Committee began a process at the beginning of fiscal 2013 to, among other things, review the company’s executive compensation philosophy, review the company’s peer group of companies with respect to which market competitive assessments are made, and provide advice on the types, levels, and design of compensation that are included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee retained the services of The Delves Group, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice. The Delves Group reports to the Compensation Committee, which has the sole authority to retain, oversee and terminate The Delves Group and to approve the firm’s fees and other retention terms. The Delves Group does not provide any services to the company other than the services performed for the Compensation Committee. The Compensation Committee has assessed the independence of The Delves Group and determined that none of the services performed by The Delves Group for fiscal 2013 raised any conflict of interest.

To begin the compensation review process in fiscal 2013, The Delves Group reviewed the company’s current peer group to determine if revisions were needed based on changes to the either the company or the peer group companies. The Delves Group found that all peer companies remained publicly traded and in acceptable financial condition, and that all peer companies demonstrated appropriate revenue size and industry and/or had the same level of complexity and similar business model as the company. The Delves Group recommended that the peer group remain as it had been for the prior year, and the Compensation Committee agreed. The peer group consists of the following companies:

Accretive Health, Inc.	Healthways, Inc.
Allscripts Healthcare Solutions, Inc.	Huron Consulting Group Inc.
athenahealth, Inc.	K12 Inc.
Blackbaud, Inc.	Maximus, Inc.
Computer Programs and Systems, Inc.	MedAssets, Inc.
The Corporate Executive Board Company	Navigant Consulting, Inc.
CoStar Group, Inc.	Quality Systems, Inc.
Exponent, Inc.	WebMD Health Corp.
Forrester Research, Inc.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison that The Delves Group prepared for the Compensation Committee in fiscal 2012, and The Delves Group provided the Compensation Committee with an updated analysis in fiscal 2013. The data provided a useful reference point in the Committee’s efforts to align target total executive compensation for fiscal 2013 between the 50th and 75th percentiles of our peers. The Committee did not benchmark or target a precise pay level relative to the market data, but rather the Committee allowed our executive officers the opportunity to earn above target level compensation for superior performance that could be expected to increase value for stockholders and to earn less than targeted compensation if the company’s performance failed to meet expectations. None of the named executive officers’ total compensation for fiscal 2013 exceeded the 75th percentile of our peers.

Elements of Total Direct Compensation

Our compensation programs are composed of salary, annual incentive compensation, and long-term incentive compensation.

Base Salary.    Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, benchmarks provided by The Delves Group, the prior experience of the executive, and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Based on the Compensation Committee’s review of the foregoing factors in fiscal 2013, the Compensation Committee increased, effective as of June 1, 2012, the annual base salary of Mr. Musslewhite from $575,000 to $600,000, and of Mr. Kirshbaum from $300,000 to $325,000. Additionally, the Compensation Committee increased, effective as of October 1, 2012, the annual base salary of Mr. Miller from $300,000 to $350,000 to reflect the continued expansion of Mr. Miller’s role. The base salaries for each of our named executive officers for the fiscal year ended March 31, 2013 were as follows:

Named Executive Officer	Fiscal 2013
Robert W. Musslewhite	$600,000
Chief Executive Officer
Michael T. Kirshbaum	325,000
Chief Financial Officer
David L. Felsenthal	450,000
President
Cormac F. Miller	350,000
Executive Vice President
Richard A. Schwartz	425,000
Executive Vice President

Annual Incentive Compensation.    At the beginning of fiscal 2014, our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals approved by the Compensation Committee in the beginning of fiscal 2013 for each of the named executive officers (which are described below under “Factors Considered in Award” for each named executive officer) other than himself and the achievement by each such other officer of success against those pre-determined goals, as well as changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the company’s Chief Executive Officer, the Compensation Committee reviewed Mr. Musslewhite’s performance against the quantitative and qualitative goals approved by the Compensation Committee in the beginning of fiscal 2013 (which are described below under “Factors Considered in Award” for Mr. Musslewhite) and considered information relating to his performance during fiscal 2013 from other members of the company’s senior management. The Compensation Committee also reviewed the peer group benchmark data provided by The Delves Group in fiscal 2013 in determining the absolute levels for annual incentive compensation targets and the overall mix of compensation types.

When determining the annual incentive compensation for each of the named executive officers, the Compensation Committee took into consideration the financial and non-financial objectives described below with respect to the particular named executive officer. In fiscal 2013, the company’s financial objectives – against which the named executive officers with annual cash-based incentive plans were measured and which determined 60% of their target incentive compensation — included adjusted EBITDA performance (calculated as described above) and contract value growth (calculated as described above) during the calendar year ended December 31, 2012, as compared with the measures for the prior calendar year. The specific payout levels of the portion of the annual incentive compensation based on these financial objectives for fiscal 2013 were determined by reference to the following:

Metric	Weighting	Relativity to Target	Payout (as a Percent of Target)	Target	Actual
Adjusted EBITDA	24%	Below Target:	0%
		At or Above Target:	100%	$77 - 82 million	$80 million
Contract Value Growth	36%	Well Below Target (<14%):	0%
		Below Target (14%):	50%
		Target (15 - 18%):	100%	15 - 18 % growth	18.2% growth
		Above Target (19%):	125%
		Well Above Target (20%):	150%
		Shatter the Plan (25%):	200%

These company performance metrics were utilized because the Compensation Committee believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the company’s business performance during the calendar year. These payout levels were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout. The remaining 40% of the target annual incentive compensation was determined based on the achievement of individual goals and priorities, some of which were measured quantitatively and others subjectively through comprehensive performance evaluations. Actual annual incentive awards were based on levels of achievement against these goals and priorities and can range from 0% of target to 150% of target. Details on each executive’s annual incentive opportunity, annual incentive award, and factors considered when determining each award are presented below:

Robert M. Musslewhite

Fiscal 2013 annual incentive compensation

Target	Maximum	Actual Award
$600,000	$936,000	$690,000

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Growth strategy (20%)

•	Operational execution (5%)

•	Talent management (10%)

•	Shareholder relations (5%)

Fiscal 2014 annual incentive compensation

Target	Maximum
$650,000	$1,014,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2013 (60%); and

•	Individual goals (40%)

•	Growth strategy (20%)

•	Operational execution (5%)

•	Talent management (10%)

•	Shareholder relations (5%)

Michael T. Kirshbaum

Fiscal 2013 annual incentive compensation

Target	Maximum	Actual Award
$225,000	$351,000	$247,500

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Financial strategy and management (20%)

•	Investor communication and regulatory requirements (10%)

•	Leadership (10%)

Fiscal 2014 annual incentive compensation

Target	Maximum
$225,000	$351,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2013 (60%); and

•	Individual goals (40%)

•	Financial strategy and management (20%)

•	Investor communication and regulatory requirements (10%)

•	Leadership (10%)

David L. Felsenthal

Fiscal 2013 annual incentive compensation

Target	Maximum	Actual Award
$400,000	$624,000	$460,000

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Growth strategy and operational execution (15%)

•	Sales and account management performance and innovation (15%)

•	Talent and resource management (10%)

Fiscal 2014 annual incentive compensation

Target	Maximum
$425,000	$663,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2013 (60%); and

•	Individual goals (40%)

•	Growth strategy and operational execution (15%)

•	Sales and account management performance and innovation (15%)

•	Talent and resource management (10%)

Richard A. Schwartz

Fiscal 2013 annual incentive compensation

Target	Maximum	Actual Award
$150,000	$234,000	$172,500

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Growth plan and innovation (15%)

•	Operational execution (20%)

•	Talent management (5%)

Fiscal 2014 annual incentive compensation

Target	Maximum
$150,000	$234,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2013 (60%); and

•	Individual goals (40%)

•	Growth plan and innovation (15%)

•	Operational execution (20%)

•	Talent management (5%)

Cormac F. Miller

Fiscal 2013 annual incentive compensation

Target	Maximum	Actual Award
$150,000	$234,000	$165,000

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2012, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Firm wide growth strategy (15%)

•	New product development execution (10%)

•	Corporate development (10%)

•	Talent and resource management (5%)

Fiscal 2014 annual incentive compensation

Target	Maximum
$150,000	$234,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2012 (60%); and

•	Individual goals (40%)

•	Firm wide growth strategy (15%)

•	New product development execution (20%)

•	Talent and resource management (5%)

Long-term Incentive Compensation.    A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we do vary the mix by executive seniority level. In general, as executive seniority levels increase, more weight is placed on stock-based compensation. Compensation of this nature creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are motivated to achieve increases in the value of the company’s stock. Grants of stock-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. While we do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position, the Compensation Committee referred to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the period in question.

Our stock-based incentive compensation plan generally includes the use of stock options and restricted stock units, or “RSUs.” Stock options provide the holder with a strong performance-based incentive since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the date of the grant. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically occurring over four years, the value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

Grants of stock-based awards to our named executive officers are generally made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant, as reported on the NASDAQ Global Select Market.

The Compensation Committee or the full Board reviews with our Chief Executive Officer and our Chief Talent Officer the annual grant recommendations for named executive officers and other company employees in advance of the grant date. Based on these discussions, our Chief Executive Officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee or the full Board. The Compensation Committee may accept, reject, or modify the Chief Executive Officer’s recommendations in its discretion. The Committee accepted the Chief Executive Officer’s recommendations for awards made for fiscal 2013. The Board has delegated the authority to our Chief Executive Officer to grant a limited number of stock-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. The grant date for all awards is the date of approval by the Compensation Committee, the Board, or the Chief Executive Officer pursuant to delegated authority, as applicable.

Stock-based awards were made to each of the named executive officers in April 2012 at the same time as the annual broad grant to other company employees. In determining these equity awards, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on a thorough evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact on the company’s overall equity plan and number of shares outstanding. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below. The company calculates the fair value of all stock option awards on the date of grant using the Black-Scholes model, while the fair value of RSUs is based on the grant date closing price of the company’s common stock of $43.41, as reported on the NASDAQ Global Select Stock Market (as adjusted for the company’s two-for-one split of its common stock in June 2012).

	Stock Options	RSUs	Grant Date Value
Robert W. Musslewhite	75,416	35,592	2,547,947
Michael T. Kirshbaum	17,224	8,128	581,885
David L. Felsenthal	48,080	22,688	1,624,263
Cormac F. Miller	16,320	7,704	551,458
Richard A. Schwartz	16,968	8,008	573,271

All awards above vest in four equal annual installments.

Stock Ownership Guidelines

The Compensation Committee believes that the company’s goal of aligning the interests of our named executive officers is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. Therefore, to facilitate this alignment the Compensation Committee adopted in March 2011 stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a multiple of each officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective April 1, 2011, require individuals to be in compliance by April 1, 2016 and to hold at least 25% of the net after tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met.

Position	Stock Target Ownership
Chief Executive Officer	Four times annual base salary
President	Three times annual base salary
Chief Financial Officer	Two times annual base salary
Other Executive Officers	One times annual base salary
Non-Executive Officer Directors	Three times annual retainer or other annual base cash compensation

In February 2013, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and found that all officers and directors exceed their target ownership levels. The company’s policy statement on insider trading compliance prohibits employees from engaging in any hedging transactions in the company’s stock.

Other Benefits

The named executive officers participate in the same company-wide benefit plans designed for all of our full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a highly competitive salary, bonus, and long-term incentive award than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2013.

Tax and Accounting Considerations

Section 162(m) of the Code limits deductibility of certain compensation to $1 million per year for the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options granted during fiscal 2013 are designed to qualify for exclusion from this limitation so as to be deductible. Although other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section 162(m) because the Committee wishes to retain flexibility in the administration of our executive compensation programs.

Employment Agreements with Messrs. Musslewhite and Felsenthal

Effective on April 3, 2013, the company entered into an amended and restated employment agreement with each of Messrs. Musslewhite and Felsenthal. Under the amended and restated employment agreements, Messrs. Musslewhite and Felsenthal will continue to serve as Chief Executive Officer and President, respectively, of the company. In addition. Mr. Felsenthal’s agreement was amended to provide that he would be appointed to serve as a member of the Board effective on April 2, 2013, and that his continued service as a member of the Board will be subject to any required stockholder approval. The term of employment of each executive under his respective amended and restated employment agreement will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either the executive or the company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term.

The amended and restated employment agreements supersede the executives’ prior employment agreements with the company dated as of September 12, 2008. Pursuant to the amended and restated employment agreements, Messrs. Musslewhite and Felsenthal will continue to be eligible for the same compensation and benefits and generally will be subject to the same material terms and conditions set forth in their prior employment agreements, except as described below under “Severance and Change of Control Arrangements” and in the “Executive Compensation” section of this proxy statement under “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without “cause” or the executive terminates his employment with us for “good reason,” each as defined in the agreements.

In the event of a change of control of the company, each executive’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control. We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the applicable employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The amended and restated employment agreements of Messrs. Musslewhite and Felsenthal eliminated the provisions included in their prior employment agreements that obligated the company to provide a gross-up payment to the executive in the event that any payment, benefit or distribution by the company to the executive following a change in control would be subject to excise taxes under Section 4999 or Section 280G of the Code. The amended and restated employment agreements provide instead that such payments in connection with a change in control would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the payments. In discussions with the Compensation Committee, Messrs. Musslewhite and Felsenthal each agreed to eliminate the tax gross-up provisions from their respective employment agreements as a matter of good corporate governance and in light of the manner in which compensation practices with respect to such gross-up provisions have evolved in recent years. The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Our Compensation Committee has adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years of the change of control. In addition, under the policy any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered for fiscal 2013, 2012, and 2011 by our named executive officers:

Name and Principal Position	Year	Salary	Stock Awards (5)	Option Awards (5)	Non-Equity Incentive Plan Compensation	All Other Compensation (6)	Total
Robert W. Musslewhite (1)	2013	$595,833	$1,559,997	$987,950	$690,000	$6,059	$3,839,839
Chief Executive Officer	2012	556,250	1,050,031	700,003	897,000	8,740	3,212,024
	2011	500,000	729,520	484,880	640,000	7,350	2,361,750
Michael T. Kirshbaum (2)	2013	320,833	356,250	225,635	247,500	6,090	1,156,308
Chief Financial Officer	2012	293,750	284,945	190,023	328,500	8,639	1,105,857
	2011	262,500	198,960	132,240	288,000	7,350	889,050
David L. Felsenthal (3)	2013	450,000	994,415	629,848	460,000	6,068	2,540,331
President	2012	443,750	765,086	509,979	624,000	8,740	2,351,555
	2011	425,000	530,560	352,640	512,000	7,350	1,827,550
Cormac F. Miller (4)	2013	325,000	337,666	213,792	165,000	6,017	1,047,474
Executive Vice President	2012	300,000	270,019	180,019	146,000	8,536	904,574
Richard A. Schwartz	2013	425,000	350,990	222,281	172,500	6,028	1,176,799
Executive Vice President	2012	425,000	270,019	180,019	188,750	8,642	1,072,430
	2011	425,000	165,800	110,200	96,000	7,350	804,350

(1)	Mr. Musslewhite’s salary for fiscal 2013 in the Summary Compensation Table reflects an annual salary of $575,000 for the period from April 1, 2012 through May 31, 2012, and $600,000 for the period from June 1, 2012 through March 31, 2013. Mr. Musslewhite’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $500,000 for the period from April 1, 2011 through June 30, 2011, and $575,000 for the period from July 1, 2011 through March 31, 2012.

(2)	Mr. Kirshbaum’s salary for fiscal 2013 in the Summary Compensation Table reflects an annual salary of $300,000 for the period from April 1, 2012 through May 31, 2012, and $325,000 for the period from June 1, 2012 through March 31, 2013. Mr. Kirshbaum’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $275,000 for the period from April 1, 2011 through June 30, 2011, and $300,000 for the period from July 1, 2011 through March 31, 2012. Mr. Kirshbaum’s salary for fiscal 2011 reflects an annual salary of $225,000 for the period from April 1, 2010 through June 30, 2010, and $275,000 for the period from July 1, 2010 through March 31, 2011.

(3)	Mr. Felsenthal’s salary for fiscal 2012 in the Summary Compensation Table reflects an annual salary of $425,000 for the period from April 1, 2011 through June 30, 2011, and $450,000 for the period from July 1, 2011 through March 31, 2012.

(4)	Mr. Miller’s salary for fiscal 2013 in the Summary Compensation Table reflects an annual salary of $300,000 for the period from April 1, 2012 through September 30, 2012, and $350,000 for the period from October 1, 2012 through March 31, 2013.

(5)	Amounts reflect the aggregate grant date fair value of awards granted in fiscal 2013, 2012, and 2011. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements for the fiscal year ended March 31, 2013 included in our 2013 Form 10-K.

(6)	Includes for each named executive officer matching contributions made under our 401(k) plan.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of stock options and RSUs to the named executive officers in fiscal 2013 under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Target ($)	Maximum ($)
Robert W. Musslewhite
Annual incentive		600,000	936,000
RSU grant	4/17/2012			35,592			1,559,997
Stock option award	4/17/2012				75,416	43.83	987,950
Michael T. Kirshbaum
Annual incentive		225,000	351,000
RSU grant	4/17/2012			8,128			356,250
Stock option award	4/17/2012				17,224	43.83	225,635
David L. Felsenthal
Annual incentive		400,000	624,000
RSU grant	4/17/2012			22,688			994,415
Stock option award	4/17/2012				48,080	43.83	629,848
Cormac F. Miller
Annual incentive		150,000	234,000
RSU grant	4/17/2012			7,704			337,666
Stock option award	4/17/2012				16,320	43.83	213,792
Richard A. Schwartz
Annual incentive		150,000	234,000
RSU grant	4/17/2012			8,008			350,990
Stock option award	4/17/2012				16,968	43.83	222,281

(1)	Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for fiscal 2013 as previously described in the Compensation Discussion and Analysis section of this proxy statement under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2013 by our named executive officers have been determined and were paid in June 2013, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Stock awards consist of RSUs that vest in 25% increments on May 17, 2013, April 17, 2014, April 17, 2015, and April 17, 2016. All of the RSUs granted to the named executive officers in fiscal 2013 were granted pursuant to the company’s 2009 incentive plan.

(3)	Option awards granted on April 17, 2012 consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the date of grant. Of these stock options, 50% were granted under the company’s 2005 incentive plan and 50% were granted under the company’s 2009 incentive plan.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements for the fiscal year ended March 31, 2013 included in our 2013 Form 10-K.

Employment Agreements and Arrangements

Robert W. Musslewhite and David L. Felsenthal

Effective April 3, 2013, we entered into amended and restated employment agreements with Mr. Musslewhite and Mr. Felsenthal, which supersede and amend and restate their prior employment agreements with the company, each dated as of September 12, 2008. Pursuant to the amended and restated employment agreements, Mr. Musslewhite will continue to serve as our Chief Executive Officer and Mr. Felsenthal will continue to serve as our President. The term of the agreements will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either Mr. Musslewhite or Mr. Felsenthal, as applicable, or the company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal will continue to be eligible for the same compensation and benefits and generally will be subject to the same material terms and conditions set forth in the prior employment agreements, except as described above under “Severance and Change of Control Arrangements” and below under “Potential Payments Upon Termination or Change of Control.” Mr. Musslewhite and Mr. Felsenthal are entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. During their employment with us and for two years following the termination of his employment, Mr. Musslewhite and Mr. Felsenthal will be subject to certain non-solicitation and non-competition restrictions. The terms of Mr. Musslewhite’s and Mr. Felsenthal’s amended and restated employment agreement are discussed in further detail below under “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at March 31, 2013

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at March 31, 2013.

		Option Awards				Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Robert W. Musslewhite		24,000	—	17.53	11/23/2014
		139,614	—	22.38	5/20/2015
	(2)	45,000	75,000	9.26	4/17/2016
	(3)	—	44,000	16.58	4/27/2017
	(4)	22,110	22,110	24.23	4/15/2016
	(5)	—	44,220	24.23	4/15/2018
	(6)	—	37,708	43.83	4/17/2017
	(7)	—	37,708	43.83	4/17/2019
	(8)					22,000	1,155,440
	(9)					32,502	1,707,005
	(10)					35,592	1,869,292
Michael T. Kirshbaum		31,500	—	22.38	5/20/2015
		15,000	—	9.26	4/17/2014
	(2)	9,000	15,000	9.26	4/17/2016
		12,000	—	16.58	4/27/2015
	(3)	—	12,000	16.58	4/27/2017
	(4)	6,002	6,002	24.23	4/15/2016
	(5)	—	12,004	24.23	4/15/2018
	(6)	—	8,612	43.83	4/17/2017
	(7)	—	8,612	43.83	4/17/2019
	(8)					6,000	315,120
	(9)					8,820	463,226
	(10)					8,128	426,883

		Option Awards				Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David L. Felsenthal		116,052	—	22.38	5/20/2015
	(2)	—	57,500	9.26	4/17/2016
		6,251	—	16.58	4/27/2015
	(3)	—	32,000	16.58	4/27/2017
	(4)	16,108	16,108	24.23	4/15/2016
	(5)	—	32,216	24.23	4/15/2018
	(6)	—	24,040	43.83	4/17/2017
	(7)	—	24,040	43.83	4/17/2019
	(8)					16,000	840,320
	(9)					23,682	1,243,779
	(10)					22,688	1,191,574
Cormac F. Miller		32,000	—	17.41	3/8/2014
	(2)	2,000	13,000	9.26	4/17/2016
		12,000	—	16.58	4/27/2015
	(3)	—	12,000	16.58	4/27/2017
	(4)	5,686	5,686	24.23	4/15/2016
	(5)	—	11,372	24.23	4/15/2018
	(6)	—	8,160	43.83	4/17/2017
	(7)	—	8,160	43.83	4/17/2019
	(8)					6,000	315,120
	(9)					8,358	438,962
	(10)					7,704	404,614
Richard A. Schwartz		5,000	—	17.41	3/8/2014
	(2)	—	12,500	9.26	4/17/2016
		10,000	—	16.58	4/27/2015
	(3)	—	10,000	16.58	4/27/2017
	(4)	5,686	5,686	24.23	4/15/2016
	(5)	—	11,372	24.23	4/15/2018
	(6)	—	8,484	43.83	4/17/2017
	(7)	—	8,484	43.83	4/17/2019
	(8)					5,000	262,600
	(9)					8,358	438,962
	(10)					8,008	420,580

(1)	Based on the closing market price of $52.52 on March 28, 2013.

(2)	Unexercisable stock options vest on April 17, 2013.

(3)	Unexercisable stock options vest in equal increments on April 27, 2013 and 2014.

(4)	Unexercisable stock options vest on April 15, 2013.

(5)	Unexercisable stock options vest in equal increments on April 15, 2014 and 2015.

(6)	Unexercisable stock options vest in equal increments on April 17, 2013 and 2014.

(7)	Unexercisable stock options vest in equal increments on April 17, 2015 and 2016.

(8)	Unvested RSUs vest in equal increments on April 27, 2013 and 2014.

(9)	Unvested RSUs vest in equal increments on April 15, 2013, 2014, and 2015.

(10)	Unvested RSUs vest in equal increments on May 17, 2013, April 17, 2014, April 17, 2015, and April 17, 2016.

Option Exercises and Stock Vested in Fiscal 2013

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in fiscal 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(2)
Robert W. Musslewhite	134,000	3,987,151	21,834	1,013,096
Michael T. Kirshbaum	36,000	1,165,779	6,990	330,825
David L. Felsenthal	169,253	5,383,881	15,894	737,491
Cormac F. Miller	55,000	1,685,290	5,786	268,357
Richard A. Schwartz	55,500	1,580,377	5,286	245,487

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the market price on the exercise date and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2013, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then-current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 Stock Incentive Plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 Stock Incentive Plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events: (1) the acquisition of 50% of the securities of the company by an individual, entity, or group; (2) consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and (3) approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement

The amended and restated employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”: (1) a lump-sum payment equal to two times Mr. Musslewhite’s then-current annual base salary; (2) a payment equal to two times the greater of (a) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the year in which his employment terminates (the “Prior Fiscal Year”) or (b) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year; (3) all stock-based awards made to Mr. Musslewhite on or after May 20, 2008 and before April 3, 2013 will automatically vest and become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date; (4) all stock-based awards made to Mr. Musslewhite on or after April 3, 2013 will vest as of the day immediately preceding his termination date; and (5) continued medical, dental, and vision care benefits for a period of 24 months following Mr. Musslewhite’s termination of employment. The amended and restated employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Musslewhite eliminated the company’s obligation to provide a gross-up payment to Mr. Musslewhite in the event that any payment, benefit or distribution by the company to Mr. Musslewhite following a change in control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Code. The agreement provides instead that such change in control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Musslewhite in connection with the change in control payments. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or Mr. Musslewhite terminates employment for “good reason” after the change of control. Further, Mr. Musslewhite’s equity awards become fully vested if his employment is terminated by the company without cause or he terminates employment for “good reason” after the change of control but prior to the first anniversary of the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term;

•	the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite is no longer the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite is no longer serving on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Musslewhite is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement

The amended and restated employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”: (1) a lump-sum payment equal to two times Mr. Felsenthal’s then-current annual base salary; (2) a payment equal to two times the greater of (a) Mr. Felsenthal’s annual incentive bonus actually earned for the Prior Fiscal Year or (b) Mr. Felsenthal’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year; (3) all of Mr. Felsenthal’s stock-based awards will automatically vest and become exercisable; and (4) continued medical, dental, and vision care benefits for a period of 24 months following Mr. Felsenthal’s termination of employment. The amended and restated employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Felsenthal eliminated the company’s obligation to provide a gross-up payment to Mr. Felsenthal in the event that any payment, benefit or distribution by the company to Mr. Felsenthal following a change in control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Code. The agreement provides instead that such change in control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Felsenthal in connection with the change in control payments. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal is no longer the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal is no longer reporting directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal serves on the Board of Directors of the company during the term of the employment agreement and then is no longer serving on the Board of Directors of the company or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Felsenthal is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz

Messrs. Kirshbaum, Miller, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that the individuals will not disclose any of our confidential or proprietary information. If the individual’s employment is terminated by us without cause, we may require the individual not to compete for up to two one-year periods, provided that we pay the individual 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they are provided only if the company elects to invoke the non-compete terms.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$2,994,000	—	$2,994,000
Vesting of stock options (1)	$7,357,701	4,824,513	—	7,357,701
Vesting of RSUs (2)	4,731,737	1,614,045	—	4,731,737
Health and welfare benefits	—	24,155	—	24,155
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,739,246	—	—	1,739,246
Vesting of RSUs (2)	1,205,229	—	—	1,205,229
David L. Felsenthal
Termination payment	N/A	2,148,000	—	2,148,000
Vesting of stock options (1)	5,422,431	5,422,431	—	5,422,431
Vesting of RSUs (2)	3,275,672	3,275,672	—	3,275,672
Health and welfare benefits	—	24,155	—	24,155
Cormac F. Miller
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,618,052	—	—	1,618,052
Vesting of RSUs (2)	1,158,696	—	—	1,158,696
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,530,173	—	—	1,530,173
Vesting of RSUs (2)	1,122,142	—	—	1,122,142

(1)

These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the closing price of the company’s common stock as of

March 28, 2013 as reported on the NASDAQ Global Select Market and are based upon the difference between $52.52 and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the closing price of the company’s common stock on March 28, 2013 as reported on the NASDAQ Global Select Market.

SECURITY OWNERSHIP

The following table presents, as of July 1, 2013 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of July 1, 2013, there were 35,748,798 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Robert W. Musslewhite	370,127	1.0
Sanju K. Bansal	76,864	*
Peter J. Grua	10,292	*
Nancy Killefer	—	—
Kelt Kindick	81,384	*
Mark R. Neaman	111,724	*
Leon D. Shapiro	7,292	*
Frank J. Williams	102,379	*
LeAnne M. Zumwalt	66,736	*
David L. Felsenthal	234,899	*
Michael T. Kirshbaum	116,333	*
Cormac F. Miller	81,651	*
Richard A. Schwartz	49,125	*
T. Rowe Price Associates, Inc. and other	3,530,110	9.9

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Morgan Stanley and other	2,177,448	6.1
The Vanguard Group.	1,897,583	5.3
BlackRock, Inc.	1,789,853	5.0
All directors and executive officers as a group (14 people)	1,457,028	3.9

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 1, 2013 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 1, 2013 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on February 7, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”) and by T. Rowe Price New Horizons Fund, Inc. (“Price Horizons”). The reporting persons report that, as of December 31, 2012, Price Associates had sole voting power with respect to 831,930 of the shares shown and sole dispositive power with respect to 3,530,110 shares of the shares shown and Price Horizons had sole voting power with respect to 2,228,100 of the shares shown and dispositive power over none of the shares shown. The reporting persons report that Price Associates, an investment adviser, does not serve as custodian of the shares of any of the clients for whom it serves as investment adviser, and does not have the right to receive dividends paid with respect to, and proceeds from the sale of, such shares. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Morgan Stanley and other is based on a Schedule 13G/A filed with the SEC on February 13, 2013 by Morgan Stanley and by Morgan Stanley Investment Management Inc. (“Morgan Stanley Investment”). The reporting persons report that, as of December 31, 2012, Morgan Stanley had sole voting power with respect to 2,175,248 of the shares shown and sole dispositive power with respect to 2,177,448 of the shares shown and Morgan Stanley Investment had sole voting power with respect to 2,175,248 of the shares shown and sole dispositive power with respect to 2,177,448 of the shares shown. The reporting persons report that the securities beneficially owned by Morgan Stanley as a parent holding company may be deemed to be beneficially owned by Morgan Stanley Investment, which is an investment adviser and wholly-owned subsidiary of Morgan Stanley. The address of the reporting persons is 1585 Broadway, New York, New York 10036.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 22, 2013, in which the reporting person reports that, as of December 31, 2012, it had sole voting power with respect to 49,506 of the shares shown, sole dispositive power with respect to 1,849,977 of the shares shown, and shared dispositive power with respect to 47,606 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 30, 2013, in which the reporting person reports that, as of December 31, 2012, it had sole voting and dispositive power with respect to 1,789,853 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that are exercisable as of July 1, 2013 or that will become exercisable or will vest within 60 days of July 1, 2013 as follows: Mr. Williams, 77,000 shares;

Mr. Musslewhite, 334,688 shares; Mr. Bansal, 60,000 shares; Mr. Kindick, 72,000 shares; Mr. Neaman, 100,832 shares; Ms. Zumwalt, 60,000 shares; Mr. Miller, 80,252 shares; Mr. Felsenthal, 201,417 shares; Mr. Kirshbaum, 95,810 shares; Mr. Schwartz, 35,614 shares; and all directors and executive officers as a group, 1,238,695 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for fiscal year 2013 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements during fiscal year 2013.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in 2013 Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2013 must be received by our corporate secretary at our principal executive offices no later than March 30, 2014. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders that is not included in our proxy statement must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than May 8, 2014 or later than June 7, 2014. To be in proper form, a stockholder’s notice to our corporate secretary must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of our bylaws described above.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

July 26, 2013

Appendix A

THE ADVISORY BOARD COMPANY

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1. Purpose

The purpose of The Advisory Board Company 2009 Stock Incentive Plan (the “Plan”) is to enable The Advisory Board Company, a Delaware corporation and its Subsidiaries (collectively, the “Company”), to attract, retain and motivate Nonemployee Directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan supersedes the Company’s 2006 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Amendment Date” means July 26, 2011.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Board” means the board of directors of the Company.

(f) “Change of Control” when used in the Plan or any Award granted under the Plan, shall have the meaning specified by the Administrator in the terms of an Award Agreement or otherwise but shall be defined to mean only the occurrence or consummation of a change of control transaction or event and shall not consist solely of the announcement of or stockholder approval of any such transaction or event.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Fair Market Value” means, as of any date, the official closing price per share at which the Shares are sold in the regular way on the NASDAQ Global Select Market or, if no Shares are traded on the NASDAQ Global Select Market on the date in question, then for the next preceding date for which Shares are traded on the NASDAQ Global Select Market or, if the Shares are at any time no longer traded on the NASDAQ Global Select Market, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(o) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(p) “Plan” means The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan as set forth herein and as amended from time to time.

(q) “Prior Plan” means The Advisory Board Company 2006 Stock Incentive Plan.

(r) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(s) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(t) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(u) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Nonemployee Directors shall mean retirement from active employment with the Company and its Subsidiaries at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(v) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(w) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(y) “Termination of Employment” means, for Awards made prior to the Amendment Date, ceasing to serve as a full-time employee of the Company and its Subsidiaries and, for Awards made on or after the Amendment Date, ceasing to serve as an employee of the Company or its Subsidiaries, or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or, for Awards made prior to the Amendment Date, approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a

Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(z) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 5635(c) of the NASDAQ Stock Market Listing Requirements) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of June 22, 2009, and it became effective (the “Effective Date”) on September 11, 2009, the date on which it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that this Plan was adopted by the Board, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits.    The aggregate number of Shares issuable pursuant to all Awards shall not exceed 6,735,000, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of June 26, 2009, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of June 26, 2009, outstanding awards under the Prior Plan or any Shares that prior to June 26, 2009 were issued pursuant to awards granted under the Prior Plan) and (ii) any Shares subject to outstanding awards under the Prior Plan as of June 26, 2009 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one one-hundredths (2.01) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.    For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award.

Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan, and as two and one one-hundredths (2.01) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(c) Tax Code Limits.    The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares subject to Awards other than Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 2,110,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Director Awards.    The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 60,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 30,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Awards to Service Providers.    The aggregate number of Shares issued under this Plan pursuant to all Awards granted to service providers shall not exceed 200,000.

(f) Assumed Awards of Acquired Corporations.    In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(g) Awards of Acquired Corporations.    In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6. Options

(a) Option Awards.    Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.    The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval.    Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Option and shall not exchange such Option for cash or a new Award with a lower (or no) exercise price.

(d) Provisions Applicable to Options.    The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment or for Awards made on or after the Amendment Date, that the Participant is employed on a less than full-time basis, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:    The Administrator shall establish the term of each Option, which in no case shall exceed a period of five (5) years, and from and after approval of a maximum term of seven (7) years by the Company’s stockholders seven (7) years, from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.    Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within ninety (90) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.    Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Retirement.    Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of Retirement. The number of Shares with respect to which the Options shall be exercisable shall equal the total number of Shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(4) Other Reasons.    Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1), (e)(2) and (e)(3) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options.    Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of a Stock

Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.    Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.    Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.    The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Up to 200,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. Other than with respect to Awards to Nonemployee Directors, the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability, Retirement or in connection with a change of control of the Company, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.    Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.    Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance criteria shall not vest unless such performance criteria for such Restricted Stock are achieved, and if such performance goals are not achieved, the Participant granted such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. Dividends equivalents granted as a component of another Award, which vests or is earned based upon the achievement of performance criteria shall not vest unless such performance criteria for such underlying Award are achieved.

9. Incentive Bonuses

(a) General.    Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.    The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.    The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.    The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.    Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General.    The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.    For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

To the extent consistent with Section 162(m) of the Code, (A) unless the Administrator otherwise establishes in writing in connection an Award at the time the Award is granted, the Administrator shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) the Administrator may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claims, judgments, or settlements, (iii) acquisitions or divestitures, (iv) foreign exchange gains and losses, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, and (vi) the impact of repurchase of shares of stock under share repurchase programs.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed. If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of

Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan.    The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. To the extent permitted by applicable law, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.    Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment or service to the Company or an affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances.

(c) Determinations by the Administrator.    All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.    In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(e) Other Committees.    The Board may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Nonemployee Directors, which may administer the Plan with respect to Participants who are not “officers” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, or directors of the Company, may grant Awards under the Plan to such Participants, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 162(m) of the Code and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, the rules of such stock exchange.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the Fair Market Value as provided for in Section 6(b) and 7;

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

* * *

The Plan was adopted by the Board as of June 22, 2009 and approved by the stockholders on September 11, 2009. On July 26, 2011, the Board adopted an amendment to increase the total number of shares of common stock issuable under the Plan, which became effective upon stockholder approval thereof at the Company’s 2011 annual meeting of stockholders held on September 13, 2011. On July 19, 2013, the Board adopted additional amendments to the Plan, which became effective upon stockholder approval thereof at the Company’s 2013 annual meeting of stockholders held on September [    ], 2013.

THE ADVISORY BOARD COMPANY

By:
Name:
Title:

ANNUAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY SEPTEMBER 5, 2013 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 5, 2013: The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and annual report to stockholders for fiscal year 2013 are available at www.advisory.com/IR Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 21003030030000000000 4 090513 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends a vote FOR the following: 1. Election of each of the following nominees to the Board of Directors: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) O Sanju K. Bansal O David L. Felsenthal O Peter J. Grua O Nancy Killefer O Kelt Kindick O Robert W. Musslewhite O Mark R. Neaman O Leon D. Shapiro O Frank J. Williams O LeAnne M. Zumwalt INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: The Board of Directors recommends a vote FOR Proposals 2, 3 and 4: FOR AGAINST ABSTAIN 2. Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2014. 3. Approval of amendment to the 2009 stock incentive plan to increase the number of shares issuable under the plan and approval of material terms for payment of performance-based compensation under the plan as required by Section 162(m) of the Internal Revenue Code. 4. Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE ADVISORY BOARD COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on September 5, 2013 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all ten director nominees, “FOR” proposals 2, 3, and 4, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting. (Continued and to be signed on the reverse side.) 0 14475